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                                                                     EXHIBIT 5.1

              [LETTERHEAD OF HELLER EHRMAN WHITE & McAULIFFE LLP]

                                December 28, 2000

                                                             Main (650) 324-7000
                                                              Fax (650) 324-0638
                                                                      18103-1000

Thoratec Laboratories Corporation
6035 Stoneridge Drive
Pleasanton, California  94588

                       Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as counsel to Thoratec Laboratories Corporation, a California corporation (the "Company"), in connection with the Registration Statement on Form S-4 that the Company filed with the Securities and Exchange Commission on November 1, 2000 (as later amended, the "Registration Statement"), for the purpose of registering under the Securities Act of 1933, as amended, 33,109,880 shares of its common stock, no par value (the "Shares"). The Shares will be exchanged for shares of Thermo Cardiosystems Inc. ("Cardiosystems") in the merger of Lightning Acquisition Corp., a wholly-owned subsidiary of the Company, into Cardiosystems under the Agreement and Plan of Merger dated as of October 3, 2000 among the Company, Lightning Acquisition Corp., Cardiosystems and Thermo Electron Corporation (the "Merger Agreement").

         In rendering our opinion, we have examined such records, documents and instruments as we deemed appropriate. We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

         This opinion is limited to the federal law of the United States of America and the California Corporations Code. We disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

         Based upon the foregoing and our examination of such questions of law as we deemed necessary or appropriate for purposes of this opinion, and assuming that: (i) the Registration Statement becomes and remains effective during the
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                                               Thoratec Laboratories Corporation
[LOGO]                                                         December 28, 2000
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period when the Shares are offered and sold, (ii) the Shares are issued in accordance with the Merger Agreement, (iii) appropriate certificates evidencing the Shares are executed and delivered by the Company and (iv) all applicable securities laws are complied with, it is our opinion that the Shares have been legally authorized for issuance and, when issued to Cardiosystems' stockholders in the manner provided in the Merger Agreement, will be legally issued, fully paid and nonassessable.

         This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person or entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,



                                       /s/ Heller Ehrman White & McAuliffe LLP